                                                           DRAFT:  JUNE 10, 1996
                                                           ---------------------



                         TRANSITION SERVICES AGREEMENT


          TRANSITION SERVICES AGREEMENT dated as of _________, 1996 (this "Agreement") by and between R. R. Donnelley & Sons Company, a Delaware corporation ("R.R. Donnelley"), and Metromail Corporation, a Delaware corporation (the "Company").


                              W I T N E S S E T H


          WHEREAS, R.R. Donnelley is currently the owner of all outstanding shares of common stock of the Company;

          WHEREAS, the Company intends to make a public offering (the "Offering") of shares of its common stock in a transaction that, upon closing of the Offering (the "Closing Date"), will result in R.R. Donnelley owning less than a majority of the outstanding shares of common stock of the Company;

          WHEREAS, R.R. Donnelley has heretofore provided certain services to the Company, and the Company desires that R.R. Donnelley continue to provide certain services to the Company for a period of time following the Closing Date;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          SECTION 1. DEFINITIONS. The following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to the singular and plural forms.

          "AFFILIATE" means, with respect to either the Company or R.R. Donnelley, any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust or unincorporated organization which directly or indirectly controls, is controlled by or is under common control with the Company or R.R. Donnelley, respectively.

          "BUSINESS" means the business of the Company and its subsidiaries as conducted immediately prior to the Closing Date.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXPENSES" has the meaning set forth in Section 12(a).

          "LOSSES" has the meaning set forth in Section 12(a).

          "OTHER AGREEMENTS" means the Tax Allocation and Indemnification Agreement dated the date hereof between R.R. Donnelley and the Company, the Sales Agreement dated the date hereof between R.R. Donnelley and the Company, the Benefit Administration Services Agreement dated the date hereof between R.R. Donnelley and the Company and the Data Center Services Agreement dated the date hereof between R.R. Donnelley and the Company.

          "OTHER INDEMNIFIED PARTIES" shall mean and include (i) R.R. Donnelley's Affiliates, (ii) the respective directors, officers, agent and employees of and counsel to R.R. Donnelley and its Affiliates, (iii) each other person, if any, controlling R.R. Donnelley or any of its Affiliates and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "TAX SERVICES" means those Services set forth under the heading "Taxes" in Exhibit 1 hereto.

          "TRANSITION PERIOD" means for all Services other than Tax Services the period commencing on the Closing Date and ending on December 31, 1996, and for Tax Services the period commencing on the Closing Date and ending on January 31, 1997 unless the Transition Period is extended as provided in Section 13(a).

          SECTION 2. PERFORMANCE OF SERVICES BY R.R. DONNELLEY. (a) Subject to the terms and conditions set forth herein, from the Closing Date hereof until the end of the Transition Period, R.R. Donnelley shall provide and cause to be provided to the Company and its subsidiaries, with respect to the Business, the services described in Exhibit 1 hereto (the "Services") Notwithstanding the foregoing, at any time after the Closing Date, the Company may terminate from time to time any category or categories of Services listed in Exhibit 1 by identifying which category or categories of Services it elects to terminate by written notice to R.R. Donnelley received by R.R. Donnelley at least 30 days prior to the effective date of any such termination.

          (b) Unless otherwise expressly agreed to in writing by the parties hereto, the Services will be provided to the Company at a level and in a manner consistent with the level at which such Services are currently provided by R.R. Donnelley and its subsidiaries in connection with the operation of the Business. Notwithstanding the foregoing, R.R. Donnelley shall have no obligation to provide or cause to be provided any particular

Service if R.R. Donnelley reasonably determines that (i) due to any change in circumstances or new developments affecting the Business after the date hereof, the provision of all or any portion of such Service would unreasonably interfere with the conduct of R.R. Donnelley's or any of its Affiliates' business activities or (ii) the provision of the Services would cause R.R. Donnelley or any of its Affiliates to be in violation of any software license or other similar agreement under which R.R. Donnelley or any of its Affiliates is a party or otherwise bound. R.R. Donnelley and the Company shall cooperate in planning the scope and timing of the Services provided by R.R. Donnelley under this Agreement so as to lessen or eliminate any such interference, and R.R. Donnelley shall notify the Company of any determination that it has made pursuant to the preceding sentence and cooperate with the Company, to lessen disruption that might occur to the Company by reason of R.R. Donnelley's not providing a particular Service following such determination. Neither R.R. Donnelley nor any of its Affiliates will be obligated to provide any services to the Company and its subsidiaries (including, without limitation, the providing of any financing or credit facility or the making of any guaranties), except to the extent described in this Section 2 or as provided in the Other Agreements.

          (c) The Services shall be provided hereunder on an as needed basis in a manner consistent with past practice; provided, that with respect to Services not performed in the daily operations of the Business in the ordinary course consistent with past practice, the Company shall specifically request such services in writing. The Services shall be provided hereunder in a time frame consistent with R.R. Donnelley's past practice and such that the Services respond to new developments in a timely manner, consistent with R.R. Donnelley's past practice. R.R. Donnelley and its Affiliates may reasonably supplement, modify, substitute or otherwise alter the Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made with respect to similar services provided or otherwise made available by R.R. Donnelley to its operating divisions or subsidiaries, so long as R.R. Donnelley provides the Company with reasonable advance notice of such modifications, substitutions or alterations, to enable the Company to obtain replacement services therefor.

          (d) The Company and R.R. Donnelley acknowledge and agree that the scope and duration of the Services may vary throughout the term of this Agreement, provided, that the level at which any Services are provided hereunder shall not increase materially except in accordance with Section 3(c). At any time, and from time to time, during the term of this Agreement, the Company may, by providing written notice to R.R. Donnelley, elect to reduce the scope and duration of the any of the Services; provided, that except upon termination as provided in the last sentence of Section 2(a), the fees referenced in Section 3(a) will not be adjusted as the result of such a reduction to Services.

          SECTION 3. PAYMENT FOR SERVICES. (a) The fee to be paid by the Company to R.R. Donnelley for each of the Services provided hereunder shall be the amount listed in Exhibit 1 for each category; provided, that in the event the Company terminates any group of Services listed in Exhibit 1, the fee for such Services shall no longer be payable following the effective date of such termination. The Company shall also pay to R.R. Donnelley any and all out-of-pocket costs and expenses of R.R. Donnelley incurred for the services of outside advisers and consultants provided in connection with the Services provided hereunder consistent with past practice, provided that, except as contemplated in Exhibit 1, R.R. Donnelley will not engage any such advisor or consultant without prior notification to the Company.

          (b) R.R. Donnelley shall on a monthly basis submit to the Company for payment its billing invoice setting forth the amount of fees for Services rendered as described in subsection (a) above not theretofore paid by the Company. Payment by the Company to R.R. Donnelley in respect of any such invoice shall be made within 15 days after the date of receipt of such invoice.

          (c) The Company acknowledges that time is of the essence with respect to all payments under this Section and agrees to pay interest on the balance of any amount payable hereunder unpaid when due at an annual rate of 15% from the date an invoice with respect to which such payment obligation related was received by the Company until the date of payment.

          (d) In the event that the Company and its subsidiaries so expand their operations during the Transition Period through the acquisition of new businesses or companies, or growth in the Company's business materially exceeding budgeted growth, that the services required by the Company and its subsidiaries with respect to the Business exceed the scope or extent of the Services provided hereunder, then R.R. Donnelley shall consider providing such extra services, and to the extent R.R. Donnelley agrees to provide such services, R.R. Donnelley and the Company shall negotiate in good faith an adjustment to the fees payable pursuant to Section 3(a) which is proportionate to the increase in the scope and extent of Services provided hereunder.

          SECTION 4. STAFFING PLANS. Neither the Company nor any of its Affiliates shall be precluded from obtaining any of the Services from providers other than R.R. Donnelley; provided that the Company has given R.R. Donnelley not less than 30 days prior written notice of the discontinuance of such Services; and provided that, except upon termination as set forth in the last sentence of Section 2(a), the fees referenced in Section 3(a) will not be adjusted as the result of Services being provided by third party providers. The Company shall keep R.R. Donnelley generally informed of its plans in this regard in order for R.R. Donnelley to make any appropriate adjustments in R.R. Donnelley's staffing and hiring plans.

          SECTION 5. DISCLAIMER. Neither R.R. Donnelley nor any of its Affiliates makes any representation or warranty, express or implied, as to whether the Services to be provided hereunder are sufficient for the operation of the Business on or after the Closing Date, and neither R.R. Donnelley nor any of its Affiliates nor any employees of R. R. Donnelley or any of its Affiliates shall have any liability to the Company or its Affiliates for the Services provided hereunder except to the extent caused by the gross negligence or willful misconduct of R.R. Donnelley or its Affiliates.

          SECTION 6. CONFIDENTIALITY. R.R. Donnelley agrees to hold, and to use reasonable efforts to cause its employees and representatives to hold, in strict confidence all information concerning the Company and its Affiliates furnished to or obtained by R.R. Donnelley in the course of providing the Services contemplated hereby to the Company and its Affiliates which is marked "Confidential" (except to the extent that such information has been (A) in the public domain through no fault of R.R. Donnelley or (B) lawfully acquired by R.R. Donnelley from sources other than the Company and its Affiliates), and R.R. Donnelley shall not disclose or release any such confidential information to any person, except its employees, representatives and agents who have a need to know such information in connection with R.R. Donnelley's performance hereunder, unless (i) such disclosure or release is compelled by the judicial or administrative process, (ii) in the opinion of counsel to R.R. Donnelley, such disclosure or release is necessary or desirable in light of other requirements of law or the requirements of any governmental entity including, without limitation, disclosure requirements under the Securities Act of 1934, as amended, or (iii) in the opinion of R.R. Donnelley, such disclosure and release is appropriate and customary for the proper administration of R.R. Donnelley's and its Affiliates' responsibilities and duties in respect of matters of foreign, federal, state or local taxation.

          SECTION 7. GUARANTIES. The Company acknowledges that R.R. Donnelley has heretofore delivered, and may prior to the Closing Date deliver, guaranties of payment or performance of certain obligations of the Company or one of its Affiliates (the "Guaranteed Obligations"). R.R. Donnelley agrees to maintain all of the guaranties that it delivered with respect to the Guaranteed Obligations prior to the Closing Date but only to the extent provided in the guaranties of the Guaranteed Obligations delivered prior to the Closing Date. The Company agrees not to amend or modify the terms of any agreement or instrument that evidences a Guaranteed Obligation in such a manner that increases the potential liability of R.R. Donnelley without the written consent of R.R. Donnelley, which consent may be withheld in the sole discretion of R.R. Donnelley.

          SECTION 8. NON-SOLICITATION OF EMPLOYEES. (a) For a period of one year following the Closing Date, neither R.R. Donnelley nor any of its Affiliates will, without the prior written approval of the Company, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of the Company or any of its subsidiaries on the date hereof or at any time hereafter to terminate his or her employment with the Company or such subsidiary of the Company, except R.R. Donnelley or any of its Affiliates may hire employees who respond to general advertisements or who otherwise make initial contact with them.

          (b) For a period of one year following the Closing Date, neither the Company nor any of its Affiliates will, without the prior written approval of R.R. Donnelley, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of R.R. Donnelley or any of its subsidiaries on the date hereof or at any time hereafter to terminate his or her employment with R.R. Donnelley or such subsidiary of R.R. Donnelley, except the Company or any of its Affiliates may hire employees who respond to general advertisements or who otherwise make initial contact with them.

          SECTION 9. USE OF REAL ESTATE. (a) As of the date hereof, the Company is using office space in the facilities leased by R.R. Donnelley that are listed in Exhibit 2 hereto (the "Shared Facilities"). R.R. Donnelley agrees to permit the Company to continue to use the portion of each Shared Facility used by the Company as of the date hereof (including common areas) as long as R.R. Donnelley is entitled to the use of such Shared Facility but in no event for a period ending after the expiration of the term of the lease relating to such Shared Facility (without giving effect to any extensions of such lease). In consideration for such agreement, the Company agrees to pay to R.R. Donnelley
(i) for each month that the Company is entitled to use such portion of a Shared Facility an amount in respect of such Shared Facility equal to the product of
(a) the amount payable by R.R. Donnelley as monthly rent (the "Base Rent") for such Shared Facility (including taxes, utilities and other additional rent required under the particular lease), as adjusted from time to time, times (b) a fraction, the numerator of which is the number set forth in Exhibit 2 hereto opposite the name of such Shared Facility and the denominator of which is the total square footage of such Shared Facility and (ii) for each three-month period that the Company is entitled to use such portion of a Shared Facility, an amount in respect of the cost of operating such Shared Facility, including, but not limited to, telephone, reception, utility and catering services (the "Services Amount"), equal to the product of (a) the total amount payable by R.R. Donnelley for those services used by the Company at a Shared Facility, times (b) a fraction, the numerator of which is the average number of employees of the Company using space at such Shared Facility during such three-month period and the denominator of which is the average total number of persons using space at such Shared Facility during such three-month period.
Exhibit 2 sets forth the Base Rent payable by the Company with respect to each Shared Facility as of the date hereof.

          (b) R.R. Donnelley shall (i) on a monthly basis submit to the Company for payment its billing invoice setting forth the Base Rent not theretofore paid by the Company and (ii) on a quarterly basis submit to the Company for payment its billing invoice setting forth the Services Amount not theretofore paid by the Company. Payment by the Company to R.R. Donnelley in respect of any such invoice shall be made within 15 days after the date of such invoice.

          (c) The Company may from time to time request the use of one or more of the skyboxes located at various sporting venues and leased by R.R. Donnelley (the "Skyboxes"). If R.R. Donnelley agrees to permit the Company to use any of the Skyboxes upon such request, the Company agrees to pay for each such use (i) an amount in respect of any such Skybox equal to the product of (a) the amount payable by R.R. Donnelley for the annual lease of any such Skybox, times (b) a fraction, the numerator of which is one and the denominator of which is the total number of events for which R.R. Donnelley is entitled to use any such Skybox during such annual period and (ii) any and all out-of-pocket costs and expenses, including, but not limited to, the cost of food and beverages served, incurred by the Company during the use of any such Skybox.

          (d) R.R. Donnelley shall on a per use basis submit to the Company for payment its billing invoice setting forth the amounts due under subsection (c) above not theretofore paid by the Company. Payment by the Company to R.R. Donnelley in respect of any such invoice shall be made within 15 days after the date of receipt of such invoice.

          (e) The Company acknowledges that time is of the essence with respect to all payments under this Section and agrees to pay interest on the balance of any amount payable hereunder unpaid when due at an annual rate of 15% from the date an invoice with respect to which such payment obligation related was received by the Company until the date of payment.

          SECTION 10. FINANCIAL AND OTHER INFORMATION. (a) Equity Accounting Period. The Company agrees that, during any period in which R.R. Donnelley owns at least 20% of the voting power of the capital stock of the Company then outstanding or 20% of the capital stock of the Company then outstanding, or in which R.R. Donnelley is required to account for its investment in the Company under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

          (i) Maintenance of Books and Records. The Company shall, and shall cause each of its consolidated subsidiaries to, maintain a system of internal accounting controls that shall provide reasonable assurance that: (1) the Company's and such subsidiaries' books, records and accounts fairly reflect transactions and dispositions of assets, and (2) the specific objectives of accounting control are achieved.

          (ii) Monthly Financial Information. As soon as practicable, but in any event within five business days after the end of each month in each fiscal year of the Company, the Company shall deliver to R.R. Donnelley its pre- and after-tax net income for the month and the year to date period for the Company and its subsidiaries.

          (iii) Unaudited Quarterly Financial Statements. As soon as practicable, but in any event within 35 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, the Company shall deliver to R.R. Donnelley drafts of (1) the consolidated financial statements of the Company and its subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X of the General Rules and Regulations under the Securities Act ("Regulation S-X"), and (2) a discussion and analysis by management of the Company's and it subsidiaries' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K of the General Rules and Regulations under the Securities Act ("Regulation S-K"). The foregoing requirement may be satisfied by the delivery of a draft Quarterly Report on Form 10-Q. The information set forth in (1) and
(2) above is herein referred to as the "Quarterly Financial Statements." The Company shall deliver to R.R. Donnelley all revisions to such drafts as soon as any such revisions are prepared or made. No later than two business days prior to the date the Company publicly files the Quarterly

Financial Statements with the SEC or otherwise, the Company shall deliver to R.R. Donnelley the final form of the Quarterly Financial Statements to be filed with the SEC.

          (iv) Audited Annual Financial Information. As soon as is practicable, but in any event within 60 days after the end of each fiscal year of the Company, the Company shall deliver to R.R. Donnelley drafts of (1) the consolidated financial statements of the Company (and notes thereto) for such year, setting forth in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (2) a discussion and analysis by management of the Company's and its subsidiaries' financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with item 303(a) of Regulation S-K. The foregoing requirement may be satisfied by the delivery of a draft Annual Report on Form 10-K. The information set forth in (1) and (2) above is herein referred to as the "Annual Financial Statement." The Company shall deliver to R.R. Donnelley all revisions to such drafts as soon as any such revisions are prepared or made. The Company shall deliver to R.R. Donnelley, within 90 days after the end of each fiscal year of the Company, the final form of the Annual Financial Statements accompanied by a report thereon by the Company's independent certified public accountants.

          (v) Public Information and SEC Reports. Except as more particularly described in paragraphs (iii) and (iv) above, the Company and each of its subsidiaries that files information with the SEC shall deliver to R.R. Donnelley (to the attention of its Corporate Secretary) as soon as substantially final drafts are prepared all reports, notices and proxy and information statements to be sent or made available by the Company or any of its subsidiaries to their securityholders and all regular, periodic and other reports filed under Section 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and all registration statements and prospectuses to be filed by the Company or any of its subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the "Company Public Documents"), and, as soon as practicable, but in no event later than one business day prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all Company Public Documents.

          No later than immediately prior to issuance, the Company shall deliver to R.R. Donnelley copies of all press releases and other statements to be made available by the Company or any of its subsidiaries to the public relating to information concerning material developments in the business, properties, results of operations, financial condition or prospects of the

Company or any of its subsidiaries. No report, registration, information or proxy statement, prospectus or other document that refers, or contains information with respect, to R.R. Donnelley shall be filed with the SEC or otherwise made public by the Company or any of its subsidiaries without notice to and the consent (written or oral) of R.R. Donnelley with respect to those portions of such document that contain information with respect to R.R. Donnelley, which consent will not be unreasonably withheld, delayed or conditioned, provided, however, that the Company need not obtain the consent of R.R. Donnelley for descriptions of intercompany agreements between itself and R.R. Donnelley to the extent that such descriptions are substantially identical to the descriptions contained in the registration statement relating to the Offering.

          (vi) Earnings Releases. R.R. Donnelley agrees that, unless required by law, rule or regulation or unless the Company shall have consented thereto, R.R. Donnelley shall not release any monthly financial information of the Company or any of its subsidiaries under any circumstances and R.R. Donnelley shall not release to the general public any quarterly or annual financial information of the Company or any of its subsidiaries (the "Company Information") delivered to R.R. Donnelley pursuant to this Section 10 prior to the time that the Company publicly releases financial information of the Company for the relevant period. The Company and R.R. Donnelley shall consult on the timing of their annual and quarterly earnings releases and shall give each other an opportunity to review the information therein relating to the Company and its subsidiaries and to comment thereon. In the event that R.R. Donnelley is required by law to publicly release such Company Information prior to the public release of R.R. Donnelley's financial information, R.R. Donnelley shall give the Company notice of such release of Company Information as soon as practicable but in no event later than immediately prior to such release of Company Information.

          (vii) R.R. Donnelley Public Filings. The Company shall cooperate fully with R.R. Donnelley to the extent reasonably requested by R.R. Donnelley in the preparation of R.R. Donnelley's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by R.R. Donnelley with the SEC, any national securities exchange or otherwise made publicly available (collectively, "R.R. Donnelley Public Filings"). The Company agrees to provide to R.R. Donnelley such information concerning the Company as R.R. Donnelley reasonably requests in writing in connection with any such R.R. Donnelley Public Filings. Following request by R.R. Donnelley, such information concerning the Company shall be provided by the Company in a timely manner to enable R.R. Donnelley to prepare, print and release such R.R. Donnelley Public Filings on such date as R.R. Donnelley shall have determined and notified the Company thereof. If and to the extent reasonably requested in advance by R.R. Donnelley, the Company shall review all drafts of such R.R. Donnelley Public Filings prior to any printing or public release thereof, and certify (through an appropriate executive officer) that the information relating to the Company in such R.R. Donnelley Public Filing is accurate. R.R. Donnelley shall reimburse the Company for any and all out-of-pocket costs and expenses of outside advisors incurred by the Company in connection with providing such certificate.

          (viii) Coordination of Auditors' Opinions. For so long as each party hereto maintains its fiscal year end as it exists on the date hereof, the Company shall use its reasonable efforts to enable its independent certified public accountants (the "Company's Auditors") to complete their audit such that they will date their opinion on the Company's audited annual financial statements (the "Company Annual Financial Statements") (1) within 31 days of the end of the Company's fiscal year or (2) within five business days of the date that R.R. Donnelley's independent certified public accountants ("R.R. Donnelley's Auditors") date their opinion on R.R. Donnelley's audited annual financial statements (together with R.R. Donnelley's Annual Report to Shareholders, the "R.R. Donnelley Annual Statements"), whichever is earlier, and to enable R.R. Donnelley to meet its timetable for the printing, filing and public dissemination of the R.R. Donnelley Statements.

          (ix) Cooperation in Preparation of R.R. Donnelley Annual Statements. The Company shall provide to R.R. Donnelley on a timely basis all information that R.R. Donnelley reasonably needs to meet its schedule for the preparation, printing, filing and public dissemination of the R.R. Donnelley Annual Statements. In this respect, the Company shall provide all required financial information with respect to the Company and its consolidated subsidiaries to the Company's Auditors in a sufficient and reasonable time and in reasonably sufficient detail to permit the Company's Auditors to take all steps and perform all review necessary to provide sufficient assistance to R.R. Donnelley's Auditors with respect to information to be included or contained in the R.R. Donnelley Annual Statements, such assistance to R.R. Donnelley's Auditors to be in conformity with current and past practices.

          (x) Access to Personnel and Working Papers. The Company shall authorize the Company's Auditors to make available to R.R. Donnelley's Auditors, at R.R. Donnelley's expense, both the personnel who performed or are performing the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time after the Company's Auditors' opinion date, so that R.R. Donnelley's

Auditors are able to perform the procedures they consider reasonably necessary to take responsibility for the work of the Company's Auditors as it relates to R.R. Donnelley's Auditors' report on R.R. Donnelley's statements, all within sufficient time to enable R.R. Donnelley to meet its timetable for the printing, filing and public dissemination of the R.R. Donnelley Annual Statements.

          (b) Ten Percent Period. The Company agrees that, during any period in which R.R. Donnelley holds at least 10% but less than 20% of the voting power of the capital stock of the Company then outstanding, the Company shall furnish to R.R. Donnelley as soon as publicly available, copies of all financial statements, reports, notices and proxy statements sent by the Company in a general mailing to all its shareholders, of all reports on Forms 10-K, 10-Q and 8-K and of all final prospectuses filed pursuant to Rule 424 under the Securities Act.

          SECTION 11. CHANGE OF NAME. The Company covenants to cause the name of R. R. Donnelley Marketing Services Group Limited, one of its subsidiaries, to be changed to a name which does not include "R. R. Donnelley" as soon as practicable after the date hereof.

          SECTION 12. INDEMNIFICATION. (a) The Company hereby agrees to indemnify and hold harmless R.R. Donnelley and each of the Other Indemnified Parties, to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (collectively, "Losses") and expenses (including all fees and expenses of R.R. Donnelley's and each of the Other Indemnified Parties' counsel, investigators, expert witnesses, accountants and other professionals, reasonable travel and other out-of-pocket expenses) incurred at the Company's request or otherwise incurred in connection with the investigation of any pending or threatened claims or preparation for any pending or threatened litigation or other proceedings (collectively, "Expenses") arising out of or relating to (i) the provision of the Services hereunder by R.R. Donnelley or any of the Other Indemnified Parties; (ii) any Guaranteed Obligation or (iii) the use by the Company of the Shared Facilities; provided, however, that the Company shall have no obligation to indemnify and hold harmless R.R. Donnelley or any of the Other Indemnified Parties under clause (i) above in respect of Losses or Expenses which are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of R.R. Donnelley in providing any Services hereunder. To the extent not prohibited by considerations of conflicts of interest, R.R. Donnelley and the Other Indemnified Parties shall use such legal counsel as shall be selected by R.R. Donnelley. Expenses shall be reimbursed or advanced when and as incurred promptly upon submission by R.R. Donnelley of statements to the Company.

          (b) If for any reason (other than those set forth in the proviso appearing in the preceding subsection (a)) the foregoing indemnification is unavailable to R.R. Donnelley or any of the Other Indemnified Parties or is insufficient to hold it or them harmless, then the Company shall contribute to the amount paid or payable by R.R. Donnelley or any of the Other Indemnified Parties as a result of such Loss and Expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, but also the relative fault of the Company and R.R. Donnelley or the Other Indemnified Parties, as well as any relevant equitable considerations.

          (c) The reimbursement, indemnity and contribution obligations of the Company hereunder shall be in addition to any liability which the Company may otherwise have.

          (d) The Company shall provide to R.R. Donnelley a Certificate of Insurance evidencing coverage for comprehensive general liability, including contractual liability, in an amount of at least $2 million per occurrence for bodily injury and property damage naming R.R. Donnelley as an additional insured. The Company agrees to keep such insurance in full force and effect for as long as the Company is using any Shared Facility.

          SECTION 13. SET-OFF. Notwithstanding anything herein to the contrary, including, without limitation, any indemnification provided for under
Section 12 hereof, R.R. Donnelley shall have the right to set-off, at any time and from time to time, against any amount owing by the Company to R.R. Donnelley in connection with any cause, matter or thing arising under or in connection with (i) any provision of this Agreement or (ii) any provision of any of the Other Agreements, any amount from time to time owing by R.R. Donnelley to the Company in connection with any cause, matter or thing arising under or in connection with (y) any provision of this Agreement or (z) any provision of any Other Agreement.

          SECTION 14. EXTENSION OF TRANSITION PERIOD; TERMINATION. (a) In the event that the Company desires to negotiate with R.R. Donnelley for the continuance of any Services beyond the end of the Transition Period, the Company shall notify R.R. Donnelley of such desire not later than 60 days prior to the termination of such Service. Neither R.R. Donnelley nor any of its Affiliates shall be obligated to provide Services on behalf of the Company following the expiration of this Agreement except to the extent the Company and R.R. Donnelley have executed and delivered an extension of this Agreement or a separate agreement which provides the terms and conditions of the performance of such Services. Notwithstanding the foregoing, the Company may extend the Transition Period as it relates to Tax Services for one year, provided that the Company requests such renewal in writing not later than November 1, 1996 and R.R. Donnelley does not reject such request within 15 days of receipt thereof. In the event that the Company extends the Transition Period as it relates to Tax Services as provided in the preceding sentence, the fee to be paid by the Company to R.R. Donnelley for such Tax Services shall be that set forth for the "Renewal Period" in Exhibit 1.

          (b) This Agreement shall terminate with respect to the Services upon the expiration of the Transition Period, unless earlier terminated pursuant to this Section. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time:

               (i) by the mutual consent of the Company and R.R. Donnelley;

               (ii) by the Company in the event of any material breach or default by R.R. Donnelley of any R.R. Donnelley's agreements, representations, or warranties contained herein and the failure of R.R. Donnelley to cure such breach or default within ten (10) days after receipt of written notice from the Company requesting such breach or default to be cured; or

               (iii) by R.R. Donnelley in the event of any material breach or default by the Company of any of the Company's agreements, representations, or warranties contained herein and the failure of the Company to cure such breach or default within ten (10) days after receipt of notice from R.R. Donnelley requesting such breach or default to be cured.

          SECTION 15. CERTAIN AGREEMENTS AND INDEMNITIES TO SURVIVE TERMINATION OF AGREEMENT. The provisions of Sections 5, 6, 10 and 12 hereof shall survive any termination of this Agreement.

          SECTION 16. ASSIGNMENT; RIGHT OF R.R. DONNELLEY TO ASSIGN TO SUBSIDIARIES. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by either party (except by operation of law in connection with a merger involving, or sale of substantially all of the assets of, such party) without the prior written consent of the other party hereto; provided, however, that R.R. Donnelley, at all times, without regard to the foregoing requirement to obtain the prior written consent of the Company, may assign any or all of its rights, duties, responsibilities and obligation hereunder to one or more of its Affiliates.

          SECTION 17. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement and the Exhibit attached hereto shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter (it being understood, however, that the Other Agreements set forth certain additional understandings between R.R. Donnelley and the Company regarding their relationship after the Closing Date).

          SECTION 18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of laws thereof.

          SECTION 19. NOTICES. All notices and other communi-cations required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

              to R.R. Donnelley:

              R.R. Donnelley & Sons Company
              77 West Wacker Drive
              Chicago, IL 60601
              Attention: General Counsel

              to the Company:

              Metromail Corporation
              360 East 22nd Street
              Lombard, IL 60148
              Attention: General Counsel

          SECTION 20. AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

          SECTION 21. WAIVERS. The failure of any party hereto at any time to require strict performance by the other party hereto of any provision hereof shall not waive or diminish such party's right to demand strict performance thereafter of that or any other provision hereof.

          SECTION 22. NO THIRD PARTY BENEFICIARIES. Except for the provisions of Sections 5 and 12 hereof, this Agreement is solely for the benefit of the parties not confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          SECTION 23. TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 24. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          SECTION 25. FORCE MAJEURE. R.R. Donnelley shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other party or an act of God, war, civil disturbance, court order, labor dispute or other cause beyond its reasonable control and such nonperformance shall not be a default hereunder or a ground for termination hereof. In the event that R.R. Donnelley is excused from performance hereunder pursuant to this Section, then R.R. Donnelley shall take all reasonable actions to resume performance of its obligations hereunder as soon as feasible; provided, however, that nothing in this Section will be construed to require the settlement of any strike, walkout or other labor dispute on terms which, in the reasonable judgement of R.R. Donnelley, are contrary to its interest. It is understood that the settlement of a strike, walkout or other labor dispute will be entirely within the discretion of R.R. Donnelley.

          SECTION 26. RELATIONSHIP OF PARTIES; R.R. DONNELLEY EMPLOYEES. (a) Nothing herein contained shall be deemed or construed by the Company or R.R. Donnelley or for any other party as creating the relationship of principal and agent or of a partnership or joint venture among the parties hereto.

          (b) All employees and representatives of R.R. Donnelley providing Services hereunder to the Company and its subsidiaries during the term of this Agreement shall be deemed for purposes of all compensation and employee benefits to be employees or representatives solely of R.R. Donnelley or its Affiliates and not to be employees or representatives of the Company or any of its Affiliates or to be independent contractors thereof. In performing their respective duties hereunder, all such employees and representatives of R.R. Donnelley or its Affiliates shall be under the direction, control and supervision of R.R. Donnelley (and not of the Company or its Affiliates) and R.R. Donnelley shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

          SECTION 27. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by the each of the parties hereto and delivered to each of R.R. Donnelley and the Company.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                     R.R. DONNELLEY & SONS COMPANY



                                     By: ______________________________
                                         Name:
                                         Title:



                                     METROMAIL CORPORATION



                                     By: ______________________________
                                         Name:
                                         Title:

                                                                       Exhibit 1
                                                                       ---------



                                    SERVICES
                                    --------



LEGAL                                    Fee:  $185 per hour


Legal services for defending employee charges and lawsuits, advising on employee hirings, separations and employment policies, advising on employee benefit plans, negotiating customer and supplier contracts and patent and trademark matters. All fees charged by outside counsel will be charged directly to the Company.


TAXES                                    Fee:  $20,000 per month for
                                               Routine Work
                                               $180 per hour for Non-
                                               Routine work
                                  Renewal
                                  Period Fee:  $30,000 per month for
                                               Routine work
                                               $180 per hour for Non-
                                               Routine work


ROUTINE WORK: Filing and related tax payments for 1995 federal and state income tax returns due in 1996, including necessary depreciation, amortization and apportionment details supporting such returns, filing and related tax payments for 1996 estimated income tax payments, consolidation tax accounting support for 1996 earnings and federal and state income tax audit work that routinely and reasonably falls within the particular reporting period. All tax liability, interest and penalty payments remain a responsibility of the Company.


NON-ROUTINE WORK:  All work not specifically included as Routine Work.

Out of Pocket cost and expenses for travel and outside advisors will be billed to the Company in addition to the above fee. Work requested beyond the scope of that provided in the past will be considered based on resources available to R.R. Donnelley.

ENVIRONMENTAL AFFAIRS                     Fee:  $850 per month to be pro-
                                                rated for any partial
                                                months


Direct Services related to assisting Company facilities with air pollution issues, solid and hazardous waste management, reporting requirements for chemical use and releases and underground storage tank management. Also, on an as needed basis, assistance with issues such as sewage discharge currently managed at the Company's plants. In addition to the direct services, any general environmental guidance regarding new regulations and environmental practices. Actual costs of permits are an expense of the Company.


REAL ESTATE


R.R. Donnelley will provide services with respect to three on-going projects as follows:

          1. With respect to the move of Customer Insight Company to new facilities upon lease expiration, R.R. Donnelley will assist in the selection, contracting and management of construction teams comprised of designers, architects, engineers and contractors ("Construction Services"). The fee payable to the Company for the period commencing on the Closing Date and ending on June 30, 1996 (the expected completion date) shall be $1,000, payable on June 30, 1996.


          2. With respect to the New York relocation or renewal/remodeling upon lease expiration, R.R. Donnelley will provide Construction Services as well as site review, and selection, lease documentation review and negotiation. The fee payable for the period commencing on the Closing Date and ending on December 1, 1996 (the expected completion date) shall be $15,360, with $2,560 payable on the first day of each month until the completion date.

Any services provided with respect to one of the foregoing projects after the expected completion date will be billed at $85 per hour plus travel expenses. Any other real estate services provided by R.R. Donnelley will be billed to $85 per hour plus travel expenses.


RISK MANAGEMENT SERVICES                 Fee:  $5,420 per month to be
                                               pro-rated for any partial
                                               months


Risk management services for employees and facilities of the Business similar to that currently provided by R.R. Donnelley to the Company on a contract basis. Such services will consist of, among other things, (i) identification and quantification of loss exposures, (ii) implementation of a comprehensive insurance program, including negotiation of insurance coverage oversight and monitoring of insurance claims as appropriate for worker's compensation and other claims, (iii) maintenance of insurance related data, (iv) filing of appropriate insurance and regulatory reports, (v) arranging for, monitoring and controlling payments for insurance related services, (vi) developing safety programs and assisting with their implementation, (vii) engaging for the Company, at the Company's expense, a third party to perform annual mock OSHA inspections and (viii) advising on risk management, health and safety issues. Additions to the program or changes which involve R.R. Donnelley assistance will be negotiated separately. Any insurance coverage cost shall be paid by the Company. The Company shall be responsible for its on site, day-to-day safety program and for providing R.R. Donnelley with required underwriting, exposure, loss and other data necessary for R.R. Donnelley to operate and manage the Company's risk management and safety program.

                                  Exhibit "2"
                                  -----------

Locations Shared w/RRD
- ----------------------                                                                                   Annualized
Lease ID  Address                        City & State    Expiration      RSF  Annualized  RSF (Company)   (Company)   Prop. Share
- --------  -------                        ------------    ----------   ------  ----------  -------------  ----------   -----------
n/a*      1100 Johnson Ferry Road      Atlanta       GA    12/31/96   10,531     173,293          9,073     149,293        86.15%
R1680     1175 Peachtree Street, NE    Atlanta       GA     6/16/97    1,303      22,780            434       7,593        33.33%
R0200     109 Westpark Drive           Brentwood     TN    11/30/96    4,112      61,918            439       6,607        10.67%
R1040     13355 Noel Road              Dallas        TX     3/31/98    1,584      29,684            396       7,421        25.00%
R0100     1050 Seventeenth Street      Denver        CO     5/31/99    9,405     119,613            303       3,852         3.22%
R0420     2000 Powell Street           Emeryville    CA    12/31/96    7,911     185,770            317       7,440         4.00%
R0130     1722 Two Tandy Center Tower  Fort Worth    TX     5/31/98    9,286     144,684          1,161      18,085        12.50%
R1740     2010 Main Street             Irvine        CA     4/11/98      229       3,188              9         130         4.09%
R1360     2030 Main Street             Irvine        CA     4/11/98    9,606     256,581            393      10,494         4.09%
R2470     99 Park Avenue               New York      NY    12/31/09   72,000   2,014,502          2,138      59,831         2.97%
R0210     2122 York Road               Oak Brook     IL     7/31/01   41,866     843,663         17,245     347,505        41.19%
R0320     15260 Ventura Blvd.          Sherman Oaks  CA     1/30/00    6,349     112,329          1,060      22,264        19.82%
R0330     Three Landmark Square        Stamford      CT     2/28/00   15,359     417,123          1,304      35,414         8.49%
R2490     9950 Princess Palm Avenue    Tampa         FL     9/30/99    1,053      15,700            265       3,960        25.16%
                                                                     -------   ---------         ------     -------
                                                          Sub-Total  189,594   4,400,828         34,536     679,879

Locations Not Shared w/RRD
- --------------------------                                                                               Annualized
Lease ID  Address                        City & State    Expiration      RSF  Annualized  RSF (Sandbox)   (Sandbox)   Prop. Share
- --------  -------                        ------------    ----------      ---  ----------  -------------  ----------   -----------
R0840*    360 East 22nd Street         Lombard       IL     3/31/01  110,882   1,109,908        110,882   1,109,908       100.00%
R2640*    One East 22nd Street         Lombard       IL     6/30/00   17,085     332,132         17,085     332,132       100.00%
n/a*      1807 Park 270 Drive          St. Louis     MO     1/31/98   13,065     173,111         13,065     173,111       100.00%
n/a*      5670 Greenwood Plaza Blvd.   Englewood     CO     4/30/02   61,829     930,344         61,829     930,344       100.00%
                                                                     -------   ---------        -------   ---------
                                                          Sub-Total  202,861   2,545,495        202,861   2,545,495

                                                              Total  392,455   6,946,323        237,394   3,225,374
Sublease of non-shared location
- -------------------------------
R0910S*   1807 Park 270 Drive          St. Louis     MO     1/31/98   13,065    (160,046)        13,065    (160,046)      100.00%

Notes
- -----

* Indicates leases/subleases to be assigned to the Company
All shared locations require sublease documents naming the Company as sublessee except Atlanta (Johnson Ferry Rd) where RRD shall be named as sublessee